Exhibit 10.2

September 21, 2004

Rosemarie J. Wagner

Associate Director

Teachers Insurance and Annuity

Association of America

730 Third Avenue

New York, New York 10017

Re:	All outstanding loans including, the 2002 Pool A, Pool B and Pool C Loans TIAA Mortgage #00032500, #00032600 and #000532200 (as amended from time to time, collectively, the “Loans”) from Teacher’s Insurance and Annuity Association of America (“Lender”) to Catellus Operating Limited Partnership (“COLP”), as successor by merger to Catellus Development Corporation

Dear Rosemarie:

This letter shall serve to confirm that the transfer provisions of Sections 12.1 and 12.2 of the Deed of Trust or Mortgage (the “Deed of Trust”) securing the Loans are hereby modified to allow the transfer of partnership interests within COLP without the prior consent of Lender, and without the payment of any fee, on the terms and conditions set forth in the attached Exhibit A. All capitalized terms used in Exhibit A shall have the meanings ascribed to them in the Deed of Trust.

Please indicate your consent by signing the enclosed copy of this letter and returning it to my office at your earliest convenience. Thank you very much.

Sincerely yours,

/s/ William M. Lau
William M. Lau
Vice President Finance & Treasurer

[Consent of Lender on next page]

Consented and agreed this 21st day of September, 2004

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York

corporation

By:	/s/ Rosemarie J. Wagner
Rosemarie J. Wagner
Associate Director

EXHIBIT A

Conditions to Permitted Transfers of Partnership Interests

1. Subsequent to any transfer, Catellus Development Corporation (formerly known as Catellus SubCo, Inc.) remains as the sole general partner of, and retains not less than 51% of the partnership interests in, COLP (“Permitted Transfers”), and

2. Within 120 days after the close of each Fiscal Year, Borrower has certified to Lender that:

(A)	there is no Event of Default under the Loan Documents either when Lender receives the certification or when any such Permitted Transfers occurred;

(B)	such Permitted Transfers do not result in a violation of any of the covenants contained in the Section entitled, “ERISA Compliance” or in the Section entitled, “Compliance with Anti-Terrorism Laws;” and

(C)	such Permitted Transfers do not result in a violation of Laws pertaining to anti-terrorism (other than those referenced in the Section entitled, “Compliance with Anti-Terrorism Laws”) or money laundering and Borrower will deliver to Lender such documentation of compliance as Lender requests in its sole discretion.

Notwithstanding the foregoing, if that certain Amended and Restated Agreement of Limited Partnership of Catellus Operating Limited Partnership (the “Partnership Agreement”), dated December 1, 2003, as set forth in that certain Proxy Statement/Prospectus dated August 15, 2003, is amended at anytime such that the rights of the limited partners under the Partnership Agreement are materially increased, Borrower shall deliver a copy of such amendment to Lender, and Lender may elect, in its sole discretion, to require that Borrower comply with all of the conditions set forth in Subsections 12.2(a)(i) – (vi) of the Deed of Trust/Mortgage with respect to subsequent Permitted Transfers pursuant to Section 12.2(b)(i).